Pursuant to Rule 433

Registration No. 333-277223-01

May 19, 2026

Baltimore Gas and Electric Company

$500,000,000 5.150% Notes Due 2033

$425,000,000 6.050% Notes Due 2056

Pricing Term Sheet

Issuer:	Baltimore Gas and Electric Company
Ratings*:	A3 (Moody’s); A- (S&P)
Securities:	5.150% Notes due 2033	6.050% Notes due 2056
Trade Date:	May 19, 2026	May 19, 2026
Settlement Date**:	May 22, 2026 (T+3)	May 22, 2026 (T+3)

Principal Amount:	$500,000,000	$425,000,000

Maturity:	June 1, 2033	June 1, 2056
Coupon:	5.150%	6.050%
Benchmark Treasury:	4.125% due April 30, 2033	4.750% due February 15, 2056

Benchmark Treasury Price and Yield:	97-27 ¼ / 4.488%	93-15 / 5.183%
Spread to Benchmark Treasury:	+ 70 basis points	+ 87.5 basis points
Yield to Maturity:	5.188%	6.058%
Public Offering Price:	99.777% of the principal amount	99.888% of the principal amount
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2026	June 1 and December 1, commencing December 1, 2026
Optional Redemption Provisions:

At any time prior to April 1, 2033 (two months prior to the maturity date of the 2033 notes) (the "2033 notes Par Call Date”), at a make whole price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 notes matured on the 2033 notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the 2033 notes to be redeemed, plus, in either case, accrued and unpaid interest to the redemption date. On or after the 2033 notes Par Call Date, at 100% of the principal amount plus accrued and unpaid interest to the redemption date.

At any time prior to December 1, 2055 (six months prior to the maturity date of the 2056 notes) (the “2056 notes Par Call Date”), at a make whole price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2056 notes matured on the 2056 notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the 2056 notes to be redeemed, plus, in either case, accrued and unpaid interest to the redemption date. On or after the 2056 notes Par Call Date, at 100% of the principal amount plus accrued and unpaid interest to the redemption date.

CUSIP / ISIN:	059165 EV8 / US059165EV89	059165 EW6 / US059165EW62
Joint Book-Running Managers:

Barclays Capital Inc.

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

Senior Co-Manager:	M&T Securities, Inc.

Co-Managers:	Academy Securities, Inc. Bancroft Capital, LLC C.L. King & Associates, Inc. Guzman & Company MFR Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect to deliver the notes on or about May 22, 2026, which will be the third business day following the date of this term sheet (“T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes any day other than the business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Credit Agricole Securities (USA) Inc. at 1-866-807-6030, Goldman Sachs & Co. LLC at 1-866-471-2526, SMBC Nikko Securities America, Inc. at 1-888-868-6856, or U.S. Bancorp Investments, Inc. at 1-877-558-2607.